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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
   Mezger      Jeffrey         T.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           Kaufman & Broad Home Corp. (KBH)       (Month/Day/Year)
     (Last)     (First)     (Middle)             12/01/98                ----------------------------------
  10990 Wilshire Blvd., Suite 800          ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Los Angeles     CA         90024          Person (Voluntary)               Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                          SVP/Regional General Mgr.          -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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  Common Stock, $1.00 Par Value                   8,044 shares                       D
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Emp. Stock Options (Rt. to Buy)  (1)      7/28/08       Common Stock      5,000        $19.06           D
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              "                   "       1/25/10            "            4,000        $12.88           "
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              "                   "       1/24/11            "           10,000        $14.56           "
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              "                  (2)      1/19/12            "           10,000        $14.13           "
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              "                   "      12/04/12            "           25,000        $21.59           "
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              "                   "       6/17/13            "            4,128        $24.845          "
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              "                   "      11/12/13            "            3,250        $30.811          "
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Explanation of Responses:
     Please see attached continuation sheet.                                     /s/ Kimberly N. King                  12/10/98
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                   Kimberly N. King
                                                                                   Attorney-in-Fact for
                                                                                   Jeffrey T. Mezger
Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

                                                     (Print or Type Responses)
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   ------
   FORM 3
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(Continuation)

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

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 1.  Name and Address of Reporting Person              2. Date of Event Requiring      4. Issuer Name and Ticker or
                                                          Statement (Mo/Day/Yr)           Trading Symbol
     Mezger,       Jeffrey        T.                         12/01/98                     Kaufman and Broad Home Corporation (KBH)
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     (Last)       (First)     (Middle)

     10990 Wilshire Blvd., Suite 800
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                 (Street)

     Los Angeles,       CA       90024
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     (City)           (State)     (Zip)

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EXPLANATION OF RESPONSES (continued):

     (1)  Options vest(ed) in 20% increments each year on the anniversary of date of grant, with full vesting occurring on the fifth (5th) anniversary of the date of grant.

     (2)  Options vest(ed) in 33 1/3% increments each year on the anniversary of date of grant, with full vesting occurring on the third (3rd) anniversary of the date of grant.

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